Exhibit 99.1
FINAL TRANSCRIPT
** MNT — Q1 2011 National Mentor Holdings, Inc. Earnings Conference Call
Event Date/Time: Feb. 18. 2011 / 4:00PM GMT

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FINAL TRANSCRIPT
Feb. 18. 2011 / 4:00PM, **MNT — Q1 2011 National Mentor Holdings, Inc. Earnings Conference Call
CORPORATE PARTICIPANTS
Ned Murphy
National Mentor Holdings, Inc. — CEO
Bruce Nardella
National Mentor Holdings, Inc. — President and COO
Denis Holler
National Mentor Holdings, Inc. — EVP and CFO
CONFERENCE CALL PARTICIPANTS
Todd Morgan
Oppenheimer & Co. — Analyst
Tim Bebler
Phoenix Investments — Analyst
Todd Corsair
UBS — Analyst
PRESENTATION
Operator
Good day, ladies and gentlemen, and welcome to the first-quarter 2011 National Mentor Holdings Incorporated earnings conference call. My name is Tawanda and I will be your coordinator for today.
At this time, all participants are in listen-only mode. Later we will facilitate a question and answer session. (Operator Instructions). As a reminder, this conference is being recorded for replay purposes. I would now like to turn the presentation over to Mr. Ned Murphy, Chief Executive Officer. Please proceed, sir.
Ned Murphy — National Mentor Holdings, Inc. — CEO
Thank you. This is Ned Murphy. I’m here in our office in Boston with Bruce Nardella, the Company’s President and Chief Operating Officer, as well as Denis Holler, our Chief Financial Officer, and I would like to welcome you to National Mentor Holdings Inc. conference call covering the first quarter ended December 31, 2010.
First, I would like to say that we provided notice of this call in a public news release distributed through the financial media. In addition, on February 14, we issued a news release through the financial media summarizing our results for the quarter ended December 31, 2010, and filed our 10-Q with the Securities and Exchange Commission. The news release and the 10-Q were also posted on our Investor Relations website at TMNFinancials.com.
Although it is not our intention to provide forward-looking statements, I have to inform you that comments made on this call may contain forward-looking statements. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from any such forward-looking statements, including the risks and uncertainties discussed in the note regarding forward-looking statements and risk factors included in our filings with the Securities and Exchange Commission.
We may also discuss certain non-GAAP financial measures during this call, and I would refer you to our press release of February 14 for comparable GAAP measures.

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FINAL TRANSCRIPT
Feb. 18. 2011 / 4:00PM, **MNT — Q1 2011 National Mentor Holdings, Inc. Earnings Conference Call
And finally, while some people on this call may receive nonpublic information about our Company, this call will address public information only.
I want to begin with a few big picture comments about our Company’s capital structure as well as our internal organizational structure. In the last several months — have been a period of transition for our Company. Most notably, earlier this month, we completed a refinancing of the Company’s debt, issuing senior facilities consisting of Term Loan B of $530 million and a revolving credit facility of $75 million, as well as $250 million of senior notes. The proceeds from this transaction were used to retire our debt at both the operating and holding company levels and to pay transaction fees.
Denis will provide some further detail about the refinancing transaction during his portion of the presentation.
We view this refinancing as a positive outcome for the Company, particularly because the AHYDO payment on the hold-co. debt that was due in September 2012 has been eliminated. As we have stated many times previously, we didn’t feel a great deal of urgency to address that payment this far in advance of its due date, but we were keeping a close eye on the market conditions and taking steps to prepare for a refinancing transaction in the event of a favorable opportunity to complete such a deal.
We are pleased that we were able to complete the transaction and removed a major contingency for the Company, especially given the lingering concerns about the fiscal challenges facing our public payers.
We’re grateful to our investors and appreciate their support and confidence, and we are pleased that our partnership with Vestar will continue for the foreseeable future.
This time has also been marked by some changes inside the Company. As previously disclosed, two senior executives have decided to leave the company. Tripp Jones, our former Chief Administrative Officer, left at the end of December, and more recently, Julie Fay, our Chief Development Officer, elected to resign her employment and retire effective March 31, 2011. Both Trip and Julie have made significant contributions to the Company, and we wish them well as they move forward.
During the last several months, we have also been engaged in cost optimization and restructuring efforts inside the Company. Our planning and execution of these initiatives has been aided by the assistance we have received from the consulting firm of Alvarez & Marsal.
In summary, with this transition period largely behind us, especially with regard to the refinancing of the Company’s capital structure, the management team is turning all of its attention to the further growth and development of our operations.
I would like to offer a top-side view of the financial performance for the quarter. Revenues for the first quarter ended December 31, 2010, were $266.7 million, an increase of $16.4 million or 6.6% over revenues for the quarter ended December 31, 2009.
Adjusted EBITDA for the first quarter was $27.9 million, an increase of $1.7 million or 6.3% as compared to the quarter in the prior year.
Income from operations for the first quarter was $10.9 million, a decrease of $400,000 as compared to Q1 of fiscal 2010.
I would like to turn now to some comments on the state budget and rate environment in which we are operating. Throughout the first quarter of fiscal 2011, and into our second quarter, the rate environment has remained stable with a couple of small exceptions.
State tax revenues have continued to rebound. Preliminary data for the October to December period indicate that state tax collections continue to gain strength with collections up nearly 7% during the period, representing the strongest growth since the second quarter of 2006.

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Feb. 18. 2011 / 4:00PM, **MNT — Q1 2011 National Mentor Holdings, Inc. Earnings Conference Call
However, notwithstanding the national economic recovery, state governments are facing serious fiscal challenges as they work to get — to put together their fiscal 2012 budgets. The depth of the economic recession combined with the spending pressures, including for Medicaid and other safety net programs, and the scheduled expiration of the enhanced Medicaid match on June 30, 2011, have left many states facing significant budget gaps for fiscal 2012.
We are currently in a window of time when governors across the country are putting forward their budget proposals, and certainly some of the provisions contained in those proposals are concerning to us, including a proposed rate cut in the state of Minnesota.
There are, however, also some opportunities as states look to save money by continuing to privatize services and move individuals from institutional to community-based services.
We know from experience that in most states, there is a significant process ahead before the 2012 budgets are set. And we will continue to work aggressively with others to advocate for funding for our services. We will have a much better sense of how these budgets will shake out as we move into the spring, and states aim to wrap up their budgets normally before the end of June.
At this point, I’m going to turn the call over to Bruce Nardella for some more information on our results in the quarter.
Bruce Nardella — National Mentor Holdings, Inc. — President and COO
Thanks, Ned. We completed three acquisitions during the first quarter. On October 1, we completed the acquisition of New Start Homes, which provides residential and rehabilitation services in the State of California to individuals recovering from acquired brain injuries. This acquisition will be managed as part of our SRS CareMeridian operation.
Also, effective October 26, 2010, we completed the acquisition of ViaQuest Behavioral Health of Pennsylvania, which provides residential and periodic services to individuals with behavioral health challenges.
And on December 31, we acquired Phoenix Homes, a provider of therapeutic foster care in the states of Maryland and Rhode Island. Phoenix Homes and ViaQuest will be managed as part of our human services business.
I wanted to briefly touch on a few factors that affected our performance in the first quarter. During the first quarter, we continued to be affected by rate cuts, including several rate cuts implemented after the start of fiscal year 2010 that depressed the quarter-over-quarter performance. The most notable of these rate cuts occurred in the states of Indiana and Wisconsin, which alone, had the effect of reducing quarter-over-quarter revenue by nearly $1 million.
The referral environment in general in many of our human service markets remains constrained. During the first quarter, our residential census in billable units for our human services segment were essentially flat.
We do, however, see more opportunities to grow our human services operations than we did at any point in the previous couple of years. For example, this afternoon, some of our staff will be meeting with Georgia state officials to discuss how we can help them transition some of the nearly 1100 individuals with intellectual and developmental disabilities that they are required to move into community-based services over the next five years.
As we have highlighted in previous quarters, management continues to take action to reduce costs and manage expenses, and we continue to benefit from these ongoing efforts. We continue to experience very good performance with regard to overtime costs and our expenses for health and workers compensation seem to have stabilized.

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Feb. 18. 2011 / 4:00PM, **MNT — Q1 2011 National Mentor Holdings, Inc. Earnings Conference Call
We did face increased PLGL expense in the first quarter, but as we have discussed previously, this was anticipated, and we continue to have strong occupancy of our group care programs in the 95% range.
At this point, I will turn it over to Denis Holler for a few comments on the financial performance.
Denis Holler — National Mentor Holdings, Inc. — EVP and CFO
Thanks, Bruce. I will be referring to certain non-GAAP financial measures such as adjusted EBITDA and free cash flow, and although we think such measures are appropriate ways to discuss our financial results, please remember they are non-GAAP financial measures and should not be considered an alternative to other GAAP measures such as net income or income from operations.
First, I will give a few more details on the refinancing. As Ned mentioned, on February 9, we completed a refinancing of the Company. The major terms are as follows — our senior credit facilities consist of a $75 million revolver and a $530 million Term Loan B. The latter includes the funding of $50 million to backstop letters of credit and will be held in a restricted account. The revolver has a five-year term, and is priced at LIBOR +5.50% with a floor of 1.75% and was issued at 98.5% of par.
The Term Loan is for six years, and is priced at LIBOR +5.25% with a floor of 1.75%, and was also issued at 98.5% of par.
The other terms of these facilities are customary and include covenants for net leverage, minimum interest coverage and capital expenditures. We also issued $250 million of senior unsecured notes that have a term of seven years, but are callable after three. The bonds pay a 12.5% coupon, and were issued at a discount so as to yield 13%. These bonds carry standard terms and conditions. All of the proceeds of the financing, as well as all of the unrestricted cash on our balance sheet, were used to retire our existing op-co and hold-co debt and to pay the transaction costs.
Pro forma for some remaining transaction costs that will be paid after closing as well as the redemption of some remaining bonds, our revolver draw post-transaction would have been about $12 million.
The net leverage required under our new credit facilities increases to 7.5 times and will be measured for the first time at the end of this fiscal year, September 30, 2011. This step-up will increase our covenant tolerance significantly over what it had been under our previous credit agreement. The definition of adjusted EBITDA for credit agreement purposes is unchanged in the new financing and continues to allow add-backs for the annualization of acquisitions and new start investments.
At December 31, pro forma for the new financing, our leverage was essentially unchanged from what we disclosed in the offering at about 4.1 times senior leverage and 6.2 times for total leverage.
And now a few words about our Q1 performance. As Ned said, we generated adjusted EBITDA of $27.9 million on $266.7 million of revenue. Our adjusted EBITDA margin held constant at 10.5% with the prior year as our cost-saving initiatives and overhead leveraging activities offset the effects of rate decreases that we encountered in certain states.
As we have mentioned in the past, we are incurring increased costs for PLGL exposures due to the fact that we were forced to accept higher self-insured retentions for the program effective October 1. This factor increased our PLGL expense for the quarter by about $1.4 million.
Free cash flow for the quarter was $16 million. This was benefited by the run-out of our interest-rate swaps on September 30, about $3 million, and a one-day decrease in days sales outstanding on our accounts receivable to 46 days, and finally, very low capital expenditures in the quarter at just 1.5% of revenue.

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FINAL TRANSCRIPT
Feb. 18. 2011 / 4:00PM, **MNT — Q1 2011 National Mentor Holdings, Inc. Earnings Conference Call
Less than half of this free cash flow was deployed for acquisitions. As Bruce mentioned, we spent $2.9 million for three acquisitions in the quarter, and in addition, we paid $3.3 million for an earn-out related to our IFCS acquisition, which was acquired in 2009.
Most of the remainder of this free cash flow went to the balance sheet and increased our cash balance from $26.4 million to $34.5 million at the end of the quarter.
And with that, I will turn it back to Ned.
Ned Murphy — National Mentor Holdings, Inc. — CEO
Thanks, Denis. At this point, we would like to open the line for any questions that participants may have.
QUESTIONS AND ANSWERS
Operator
(Operator Instructions) Todd Morgan, Oppenheimer.
Todd Morgan — Oppenheimer & Co. — Analyst
Thank you and thanks for holding the call. You’ve always been very helpful in trying to describe the state funding environment, and sort of the prospective, I guess, rate environment that might be coming out of that. Is there anything more you can say at this time? Because I guess there’s a few more events going on with the potential expiry of the [smaps], supplemental payments and things like that.
I guess even in the sense of, if you can talk about sort of the dynamic that you have with the states in talking about your contracts? For example, I’m assuming the state kind of comes to you and says hey, we need to find a way to lower the costs here. How does the dialogue kind of ensue from there? Do you just say it costs us X and we need to get paid X? Or, for example, can you talk about changing the scope of services? Or how does that really kind of evolve? Thanks.
Ned Murphy — National Mentor Holdings, Inc. — CEO
Thank you, Todd. I guess I would say two things in response to that. One is that at this point in the process, it’s primarily legislative rather than executive. That is to say that, in most states, the governor has now made his our her budget proposal, has gone to the legislature and there will now be a 60- to 90-, 120-day process where those budgets make their way through the houses of the state legislatures all over the country.
So, in most — I think almost everywhere, no one is yet in a position to say what the precise budget is going to be and what the impact on providers like us will be as a consequence of that. So, it’s premature to expect there to be any detailed conversations about rates. I think that will have to await the process that as it unfolds over the course of the next few months.
And it can be kind of a messy process in which sometimes outlandish proposals are made for reasons of political negotiating. And, our experience is, it’s important to try to influence the process, which we do in all of the major states in which we operate, but you can’t make assumptions from what’s on the table on any given day.
However, I think the other part of your question is very pertinent, which is, are we in a position to talk to our payers about changing the nature of the service in response to the financial pressures; and the answer to that is yes.

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Feb. 18. 2011 / 4:00PM, **MNT — Q1 2011 National Mentor Holdings, Inc. Earnings Conference Call
We do that routinely. We — in tightened budget times, it sometimes appears that the states are our adversaries, but in fact, they are our partners. And our long-term view is we have to be partners for them in solving problems that they have. That’s how the Company has grown over the last 30 years.
So, we are constantly offering alternatives and solutions to state governments about how we think they can provide services to people with disabilities less expensively and more effectively from a clinical point of view. That’s part of what we see as our job, obviously in addition to advocating for adequate funding overall. So, we do have those conversations with people all across the country.
Todd Morgan — Oppenheimer & Co. — Analyst
Oh, okay, that’s helpful. And, I guess just as a little bit of a clarification, I think you talked in, for example on the last quarter about absorbing some of the rate cuts that — I believe it was like $14 million or so.
My sense is, those were towards the end of the last fiscal year, and I guess we should I guess assume that those kind of cuts are going to impact you at least through the annualization timeframe. Is that the way to think about that?
Ned Murphy — National Mentor Holdings, Inc. — CEO
No, I would — I think I would clarify that by saying that $14 million that we have discussed previously occurred over two fiscal years, 2009 and 2010. Most of the annualization for that occurred in 2010 because many of the larger cuts actually occurred towards the end of fiscal year 2009, annualized themselves into 2010. There are some that are annualizing themselves into 2011, but at a much lower level because we have not — I don’t want to say we haven’t seen any, but we’ve seen a much reduced level of activity in the current fiscal year.
As I said before, we’re in a more stable environment this fiscal year than we have been in for several years. So, it remains to be seen what 2012 will look like, but we do not have a lot of annualization impact of rate cuts affecting us in the current fiscal year.
Todd Morgan — Oppenheimer & Co. — Analyst
Okay, no; that’s helpful clarification. I misunderstood that.
And then just the last thing, you talked as well about the changes in your self-insurance arrangements. And I apologize if you’ve talked about this in the past, but the motivation for that on your part, I guess the first thing.
And the second thing is, should we be looking at that as something that is going to ultimately save you a little bit of money or cost you a little bit of money, especially given the different levels of reinsurance or self-insurance I should say?
Ned Murphy — National Mentor Holdings, Inc. — CEO
Yes, I’ll ask Denis to address that.
Denis Holler — National Mentor Holdings, Inc. — EVP and CFO
Yes, the increase in attachment points for our PL program was really a market issue. And it was an issue of claims, principally from our 2007 year, which increased and hit the aggregate limit. This caused the insurers — and we go to several markets to obtain this insurance, to look at our loss history and say, we therefore want higher attachment points.

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Feb. 18. 2011 / 4:00PM, **MNT — Q1 2011 National Mentor Holdings, Inc. Earnings Conference Call
So, under our current — the current accounting rules, you essentially need to expense based on an actuarial view of what your total history is over a period of time.
I would say that as we looked back over the last two quarters, the case reserves on the actual incidents, we think, is very favorable in terms of number and in terms of amount. So, if this trend continues, we will have some favorable upside to the higher expensing levels that we are recording currently.
Ned Murphy — National Mentor Holdings, Inc. — CEO
I think, however, it’s safe to say, Denis, that that probably will not have much change in the current fiscal year.
Denis Holler — National Mentor Holdings, Inc. — EVP and CFO
Right. Yes, I think it’s — you know, would have minimal if any, and it’s really for the program going forward.
Todd Morgan — Oppenheimer & Co. — Analyst
Okay.
Ned Murphy — National Mentor Holdings, Inc. — CEO
Yes; so if we see upside from that as a consequence of good performance, it will probably appear next year.
Todd Morgan — Oppenheimer & Co. — Analyst
Next year. Great. All right. That’s helpful. Thank you very much.
Denis Holler — National Mentor Holdings, Inc. — EVP and CFO
I just while we’re talking here, I wanted to just mention that I misspoke on the initial leverage requirement under our new senior credit facility. I said 7.5 times, and it’s really 7.25 times. So, I just wanted — should make note of that.
Operator
Tim [Bebler], Phoenix Investments.
Tim Bebler — Phoenix Investments — Analyst
Thanks for taking the question. Just quickly, I’m new to the Company, but I wanted to know the FMAP exposure. I guess if I understand correctly, the FMAP was increased as a stimulus a couple years ago, and now obviously it may expire; it may not expire. But I was wondering if the increase that was put on, if there was an increase put on a couple years ago, if that is rolled off, what effect that will have on the Company.

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FINAL TRANSCRIPT
Feb. 18. 2011 / 4:00PM, **MNT — Q1 2011 National Mentor Holdings, Inc. Earnings Conference Call
Ned Murphy — National Mentor Holdings, Inc. — CEO
Okay. Thanks, Tim. There was, indeed, an FMAP increase that came as part of the stimulus package. And, the increase varied from state to state depending on where you were in the country, but it averaged around 6% increase from their previous FMAP level.
And that, as a consequence of legislative action that Congress took last year, that increase is rolling off completely as of June 30, 2011, but it is already rolling off. It actually steps down during the six months leading up to that by several percentage points every few months. So, it already has begun to decrease and will progressively decrease until June 30 when it rolls off completely. And at that point, everybody goes back to their pre-existing FMAP level.
And again, that varies from a low of about 50%, that is to say a 1-to-1 match in the more socio-economically advantaged states, to a high of around 76% or 77% FMAP in the less socio-economically advantaged states. So that’s what the situation will look like as of July 1, unless Congress acts to somehow extend the FMAP.
Our view is that that is unlikely. It’s not impossible, but it is unlikely to be extended beyond that date.
I think the way to look at — the way we look at the FMAP increase was, it was a way for the federal government during the stimulus period, to assist state governments in the sense that money is fungible, and so, as the Feds picked up more of the expense of Medicaid, it allowed the states to really spend some of their own unmatched resources in other places, and I think the theory always was that, as the recession ended and state revenues increased, the FMAP would roll off and the states would resume their normal match arrangements.
And in some states, that’s actually working out kind of as predicted. Other states are a little further behind the curve and will have a gap when that happens. But, so I think we — it did not — the FMAP did not result in any boon to providers. There were no rate increases. This didn’t translate into rate increases or anything like that. It was really a way of putting a floor under the system for the duration of the stimulus period.
Tim Bebler — Phoenix Investments — Analyst
Okay, so you didn’t really see any direct trickle-down from the FMAP stimulus over the past couple years, and therefore, over the next six months results, we shouldn’t see any trickle-down to the detriment of your results then?
Ned Murphy — National Mentor Holdings, Inc. — CEO
Well, yes, you wouldn’t see — I don’t think you would see much impact prior to fiscal year 2012 in any event, but our — it was more a general improvement of the resources available to states rather than any direct consequences in rates.
I think it certainly was a good thing for our industry in the sense that it gave states more maneuvering room, but it was not — it did not directly translate into a rate adjustment for us.
Tim Bebler — Phoenix Investments — Analyst
Okay. So the state budgets that are coming out currently as you were talking, that they will obviously not include this FMAP — additional FMAP funding, and leads to my next question. In the Minnesota rate cut that you were talking about, that you mentioned in your comments, and that’s a — I think that’s one of your largest states, what can you — what’s the size of the cut? What might we expect out of there? And how might you offset some of that cut?

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FINAL TRANSCRIPT
Feb. 18. 2011 / 4:00PM, **MNT — Q1 2011 National Mentor Holdings, Inc. Earnings Conference Call
Ned Murphy — National Mentor Holdings, Inc. — CEO
Well, Minnesota is an important state for us, which we have operated in for many years. The governor — there’s a new governor there who has proposed a 4.5% cut in the appropriations, supporting these services.
We — it’s early in the process. The legislative leaders have indicated that they have different thinking about that, that that’s not a — they have made public statements that are more supportive of funding for these services, so we don’t know where it will end up. Obviously we will watch it very closely.
We have a large and successful business in Minnesota that gives us some room to maneuver. If something like that actually did happen, we would clearly be in discussions with the states, with the state, about how to mitigate it.
But I think our view is it’s very early in the process yet, and while we’re watching it closely, doing a great deal of advocacy, organizing our employees and allies in the state to make sure that their voices are heard, we think it’s got a long way to go before it finalizes in probably June.
Tim Bebler — Phoenix Investments — Analyst
Okay. And just one quick question on the acquisitions. What kind of valuations are you generally acquiring these at, both pre synergies and then post synergies?
Ned Murphy — National Mentor Holdings, Inc. — CEO
These acquisitions, particularly the ones referred to in this call that we did in the first quarter, are quite small. They are not really the source of a lot of synergy. They’re really too small. And I think the way they work for us is that we tuck them into our existing businesses, kind of leverage our overhead by doing that. But we don’t — these small acquisitions typically do not provide significant opportunity for cost synergies. But we like them because they give us further platform for growth, and we can leverage our overhead.
Generally speaking, as we have said in the past, we pay between 3 to 5 times for acquisitions and over the last several years, have averaged around 4.
Tim Bebler — Phoenix Investments — Analyst
Thank you.
Operator
(Operator Instructions). Todd Corsair, UBS.
Todd Corsair — UBS — Analyst
Thanks. Could you give us an idea, if we were to think about let’s say if we were just to think hypothetically about potentially getting a meaningful rate cut in one particular state, say, would you, in that case, have some ability to flex wages, particularly if the environment in this hypothetical state had already — was one in which there had already been cuts previously so that fairly tight environment for providers generally? Could you kind of discuss how we might want to think about that?

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FINAL TRANSCRIPT
Feb. 18. 2011 / 4:00PM, **MNT — Q1 2011 National Mentor Holdings, Inc. Earnings Conference Call
Ned Murphy — National Mentor Holdings, Inc. — CEO
Okay, Todd. I’m going to ask Bruce Nardella to address that.
Bruce Nardella — National Mentor Holdings, Inc. — President and COO
Yes, sure, Todd. In the hypothetical that you just laid out, if we were in a position where we had received sort of successive rate cuts, one on top of another, as you know, for the most part, our rate cuts do not affect entire businesses within our states. Sometimes they might affect just a waiver portion of the business. Other times they might affect just the ICF portion of the business.
But if we were to receive successive cuts in one piece of our business — and this has happened in the past. Sometimes we will talk to the state about changing the nature of the service, perhaps focusing more on a Host-Home type of service, or actually exiting that particular service if we feel like if there is not flexibility to adjust the level of service.
We’ve held steady on our wages for the last year or so. We have not been in a position, and we don’t think it would be a smart thing to do, to cut wages of our direct workforce, but we are always looking at our spans and layers of our field oversight sort of management structure, and we’ve made cuts there in order to mitigate as much as possible the rate cuts. That’s typically those types of discussions are the discussions that we have, particularly if there have been deeper or successive rate cuts.
Todd Corsair — UBS — Analyst
Right; that’s helpful. And I guess what I was trying to understand was just, thinking a bit about the dynamic in which — if there’s a particular, think about one aspect or one part of the business say in a particular locale, and if rates are cut to a level that’s really sort of an access-jeopardizing kind of level, arguably, you guys — cost structure standpoint I think would have either the lowest or one of the lower cost structures in — versus your competitors.
And I’m just thinking, the extent that rates are cut to the bone and perhaps there are some providers at that point that have to put back the contracts and you then essentially have the labor; the labor pool there is sort of some excess supply in terms of —to the extent some providers fold or give back business, and then you would think there would be some wage flexibility even their in a direct caregiver context. So I was just trying to understand if that’s like a fair way to think about it or not necessarily so much.
Bruce Nardella — National Mentor Holdings, Inc. — President and COO
Yes, we wouldn’t rule out as a last resort, I would say, wage cuts, but we’ve been successful and I think, as we have talked about in past calls, we’ve been successful, very successful, in maintaining, and in some cases, improving our operating margin just because we have been much, much more efficient in our back-office costs, what have you.
And to your last point, we have seen, in isolated cases, situations where smaller providers have simply not been able to weather the storm of the economic environment out there, and we have been standing there ready to help the state out to solve those problems. So, yes, the wage issue would absolutely be a sort of last resort for us.

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FINAL TRANSCRIPT
Feb. 18. 2011 / 4:00PM, **MNT — Q1 2011 National Mentor Holdings, Inc. Earnings Conference Call
Todd Corsair — UBS — Analyst
Yes; it’s just really more hypothetical than anything else.
But the final part of that inquiry is really just, as people think about theoretically like, reasonable worst-case scenarios and so forth in any local venue, to the — would there potentially be some kind of positive second-order effect, to the extent that, again, like there were significant rate cuts in an area, and arguably you would have — arguably would it be fair to say that there would be some providers that would unlikely be able to survive the cuts as well as you would and arguably some additional business becomes available and there’s sort of consolidation on the local level, if you will, in terms of market share? Is that a fair way to look at it as well?
Bruce Nardella — National Mentor Holdings, Inc. — President and COO
Yes, again, I think we’ve seen that happen in a few places. It hasn’t been on a large scale, but, certainly, if it got — if fiscal year 2012 got to be more difficult, I wouldn’t be surprised to see more of that happen.
I think one of the benefits that you’ve heard us talk about is, even with our group care, which we think we run as well as anybody out there, very efficiently, good clinical model, we also have our Host-Home initiative, and if there — for adults with developmental disabilities. And frankly, we think that that has tremendous cost benefit to our payers and is even more economically efficient. So we continue to believe that there are opportunities there.
Todd Corsair — UBS — Analyst
Right. That’s helpful. Again, I was just more just trying to assess whether this framework for thinking about sort of reasonable worst-case scenarios in local areas in fiscal 2012 like, were there potential offset zones. So that’s helpful. Thank you.
Operator
With no further questions in queue, I would now like to turn the call over to Mr. Ned Murphy for the closing remarks.
Ned Murphy — National Mentor Holdings, Inc. — CEO
Okay. Thank you very much. We appreciate your calling in today to talk about the Company, and we are grateful for your continuing interest. We look forward to talking to you again at the conclusion of the next quarter. Thank you.
Operator
Thank you for joining today’s conference. That concludes the presentation. You may now disconnect, and have a great day.
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